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                            RJR Nabisco Holdings Corp.

                 (Name of Registrant as Specified In Its Charter)

                            RJR Nabisco Holdings Corp.

                    (Name of Person(s) Filing Proxy Statement)

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                            RJR NABISCO HOLDINGS CORP.


           A.  POSITION REGARDING LEBOW AND ICAHN CONSENT SOLICITATION*

    PROPOSAL 1:  IMMEDIATE SPIN-OFF OF NABISCO.

       . MIKE HARPER, STEVE GOLDSTONE, ALL OF THE OTHER DIRECTORS, AND THE MANAGEMENTS OF BOTH THE FOOD AND TOBACCO BUSINESSES ARE ALL COMMITTED TO A SPIN-OFF OF NABISCO -- THE ONLY QUESTION IS TIMING.

          . The Board has concluded that an attempt to complete a spin-off at this time would be a serious mistake. Well-regarded tobacco analysts agree. Both Philip Morris and Loews have also apparently decided not to pursue their earlier publicly discussed spin-off plans.

          . The Board understands that a majority of stockholders favor a spin-off, so there is no need to "send a message" to the Board by consenting to the LeBow/Icahn proposals.

          . The real practical effects of consenting to these proposals would be (i) to encourage LeBow/Icahn to run a slate of directors, furthering their efforts to take control of the Company and merge LeBow's failing Liggett into RJR and (ii) to distract the Company's management from its focus on the business.

          . Management's first priority is to increase stockholder value by focusing on the fundamentals of the business, but without the risk to the Company and its stockholders presented by the LeBow/ Icahn plan. LeBow/Icahn's plan diverts management's attention from the business.

       . THE LEBOW/ICAHN IMMEDIATE SPIN-OFF PROPOSAL DOES NOT MEET THE RJR BOARD'S THREE CRITERIA:

          1. The spin-off must avoid costly litigation delays and prolonged uncertainty.

             . The Company believes that tobacco plaintiffs' lawyers are likely to seek an injunction to prevent an immediate spin-off. Even if an injunction were not granted, the Company expects that such lawyers will pursue claims attacking the spin-off for years. This litigation could involve claims directly against the Company's stockholders. The Company believes that this litigation is likely to depress the value of the Company's stock.

             . The Company believes that LeBow/Icahn's statements that the intent of their proposal is to alleviate "investors' concerns about potential tobacco liabilities" would likely lead to claims by tobacco plaintiffs that the proposed immediate spin-off constitutes an intentional fraudulent conveyance.

             . The current tobacco litigation environment includes new types of litigation (class actions, state attorneys general Medicare/Medicaid claims).

             . The Company believes that if the litigation environment im-proves, as the Company expects, it will be able to consider a tax-free spin-off in 1998. Decertification of a tobacco plaintiff class action and a favorable decision in an attorney general lawsuit would set favorable precedents for future actions, thereby reducing market uncertainty with regard to these new types of tobacco litigation.
         _____________________
         * For further details, see Presentation to Stockholders Regarding the Revocation of Consent Solicitation by RJR Nabisco Holdings Corp.


             . Litigation could also be pursued by purchasers of the Company's and RJRN's securities that have relied upon the Company's commitments that it would not spin off Nabisco in the near-term.

             . Many industry analysts agree that there are significant litigation risks.

          2. The spin-off must preserve the financial integrity of both the tobacco and the food businesses.

             . In the prospectuses for numerous public offerings the RJR Board publicly committed not to spin off Nabisco before December 31, 1996, and not before December 31, 1998 if it would cause RJRN or Nabisco debt to be rated below investment grade. This restructuring enabled the Company to reinstitute dividends on its common stock and reduce its debt cost of capital, thereby increasing the Company's current cash flow and net income.

             . The Company believes that in order to retain its ability to make credible commitments in the future it must honor its prior commitments.

             . The Company believes that the announcement of an immediate spin-off would likely lead to a loss of the Company's investment grade rating, thus increasing the Company's cost of both debt and equity capital. LeBow/Icahn's credit analysis ignores the fundamental issue that a smaller, pure tobacco company requires significantly better coverage ratios than a larger, diversified tobacco and food company. A smaller, pure tobacco company with RJR Nabisco's current credit statistics would likely not be investment grade.

             . LeBow/Icahn's willingness to have the Company break its commitments should cause stockholders to question the reliability of LeBow/Icahn's own commitments.

          3. The spin-off must be tax-free.

             . The Company believes that LeBow/Icahn's repeated statements that the primary purpose of their immediate spin-off proposal is to increase stockholder value or to make Nabisco a more attractive acquisition candidate jeopardizes the tax-free status of that proposal. The IRS takes the position that a spin-off is not tax-free if the primary purpose is to increase stockholder value.

             . The Company believes that an eventual spin-off of Nabisco will be tax-free because the reasons it has considered for the spin-off are similar to reasons which in the past have been approved by the IRS as valid corporate business purposes.

       . AN IMMEDIATE SPIN-OFF MAY NOT LEAD TO SIGNIFICANT INCREASES IN STOCKHOLDER VALUE.

          . Many tobacco analysts do not agree that a spin-off would result in increases in stockholder values in the high ranges cited by LeBow/Icahn. LeBow/Icahn have taken analysts' quotes out of context in an attempt to mislead stockholders into thinking that an immediate spin-off would result in significant price increases.

       . THE LEBOW/ICAHN SPIN-OFF VALUATION CONTAINS FUNDAMENTAL FLAWS AND SIGNIFICANTLY OVERSTATES THE VALUE CREATION POTENTIAL OF A SPIN-OFF. THEIR "PIE-IN-THE-SKY" VALUATION EXCEEDS EVEN THE MOST OPTIMISTIC VALUATION OF AN IMMEDIATE SPIN-OFF OF THE INDEPENDENT ANALYSTS THEY CITE.

          . The multiples LeBow/Icahn have chosen have been pulled from thin air and are not justified by the "comparables" they have identified.

          . The LeBow/Icahn claim that a spin-off would create $5-6 billion of value is not supported with credible arguments.





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       .  LEBOW/ICAHN CLAIM THAT THEIR INVOLVEMENT HAS RESULTED IN A
          SIGNIFICANT INCREASE IN THE COMPANY'S STOCK PRICE -- THE SO-CALLED "LEBOW PREMIUM." THE FACTS DO NOT NECESSARILY SUPPORT THIS.

          . The Company believes the stock price increase is more appropriately attributed to the following:

             i) the spotlight that has been put on the Company's strategic plan and performance,
             ii) the clear identification of the Company's business plans and criteria needed to do a spin-off,
             iii) an improving market for tobacco companies generally, and
             iv) the naming of Steve Goldstone as CEO of the Company, his focus on stockholder value and his reinvestment and payment policies.

          . LeBow/Icahn have not offered to pay a premium to purchase the Company's stock. They have simply asserted that stockholders should trust the judgment of LeBow and Icahn over that of the Board.

       . THE COMPANY BELIEVES THAT LEBOW/ICAHN'S REAL MOTIVE IS TO TAKE CONTROL OF THE COMPANY IN ORDER TO CAUSE THE COMPANY TO ACQUIRE LEBOW'S LIGGETT AT AN INFLATED VALUE.

          . LeBow first proposed this type of transaction in May. He sought a profit of $1 billion at stockholders' expense.

          . The Company believes that the sale of Liggett to RJR continues to be LeBow's objective. His agreements with Icahn contemplate that Icahn will be paid $50 million if LeBow accomplishes such a transaction.

          . If LeBow's hand-picked nominees, a majority of whom are affiliates of LeBow, are elected to the Board, LeBow will control the Company, and the shareholders will have no guarantee of a spin-off.

          . Many independent analysts also question LeBow/Icahn's real agenda.


    PROPOSAL 2: AMEND BY-LAWS TO (I) ALLOW HOLDERS OF 25% OF THE COMPANY'S STOCK TO CALL A SPECIAL MEETING AND (II) DELETE THE PROVISION WHICH SETS FORTH THE ADMINISTRATIVE PROCEDURES FOR A CONSENT SOLICITATION.

    The Special Meeting By-law:

       . THE COMPANY BELIEVES THAT LEBOW/ICAHN'S PURPOSE IN SEEKING THIS AMENDMENT IS TO FACILITATE THEIR SCHEME TO GET CONTROL OF THE COMPANY WITHOUT SUPPORT FROM A MAJORITY OF THE OUTSTANDING VOTING STOCK.

          . The Company believes that this is part of their plan to get control of the Company and then cause the Company to acquire Liggett at a profit to LeBow's Brooke Group of $1 billion.

          . At a special meeting, a plurality of the voting shares (which may theoretically be one share more than 25% of the outstanding voting shares) can effect corporate action. Action by written consent can be effected only with the support of 50% or more of the Company's outstanding voting shares.

          . The Company believes that it is not in the best interests of stockholders to permit a small, dissident group of stockholders to force the Company to take corporate action without the support of a majority of the Company's voting stock.

       . THE COMPANY'S CHARTER AND BYLAWS ALREADY PROVIDE EFFECTIVE CORPORATE DEMOCRACY.





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          .  The Board is not classified.  Stockholder action may be taken at any time by written consent.


    The Administrative Procedures By-law:

       .  THIS IS A COMPLETE "RED HERRING."

          . The By-law gives participants the opportunity to understand the administrative procedures to be followed in a consent solicitation and ensures a fair and orderly process.

          . LeBow/Icahn's only stated objection is that the By-law permits the Board 20 days to set a record date. The Board set the record date as January 12, 1996, the very date requested by LeBow and Icahn.


                            B.    THE BROADER PERSPECTIVE


    . THE COMPANY BELIEVES THAT ITS MOST IMPORTANT TASK AT THIS TIME IS ADDRESSING THE FUNDAMENTAL BUSINESS ISSUES WHICH HAVE DEPRESSED THE VALUE OF ITS STOCK.

       . For the past 6 years, RJR Nabisco has been coping with the adverse effects of more than $29 billion of debt incurred in the 1989 LBO -- the largest debt-financed buyout in U.S. history. The effects of the required debt reduction program were compounded by a costly price war in the domestic tobacco industry. The exit of KKR had a negative impact on the Company's stock performance in 1995.

       . The Company has made significant progress through the development and implementation of long-term strategies in its tobacco and food businesses. These strategies already have produced lasting improvements to the Company's core businesses, but the full benefit of these programs will not begin to materialize until later this year, when we anticipate significantly improved cash flows.

          i) The domestic tobacco company is showing signs of market share stability for the first time in many years, importantly, in its higher-margin full price brands.

          ii) The international tobacco company is renewing its strong growth trend.

          iii) The food company is rolling out a steady stream of new products and entering new international markets.

    . STEVE GOLDSTONE'S TOP PRIORITY IS INCREASING THE VALUE OF THE RJR NABISCO STOCK.

       . Steve's compensation is closely tied to stock performance. He will receive 200,000 shares of restricted stock if the stock price is $43.75 or higher in three years. If the stock is below $43.75 none of this stock vests.



                                  C.   CONCLUSION



          IN VIEW OF THEIR PAST HISTORY OF SELF-DEALING (LEBOW), GREENMAIL (ICAHN) AND BANKRUPT COMPANIES (BOTH) AND THEIR EXPRESS INTENTION TO CAUSE THE COMPANY TO VIOLATE ITS COMMITMENTS, THE COMPANY BELIEVES THAT NO STOCKHOLDER SHOULD SUPPORT ANY OF THE LEBOW/ICAHN PROPOSALS AND STOCKHOLDERS WITH FIDUCIARY RESPONSIBILITIES SHOULD BE ESPECIALLY WARY OF SUPPORTING LEBOW AND ICAHN.


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